UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2008

NAPSTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-32373	77-0551214
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9044 Melrose Avenue Los Angeles, California	90069
(Address of Principal Executive Offices)	(Zip Code)

(310) 281-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On July 2, 2008, Napster, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Suzanne M. Colvin, the Company’s Vice President, Finance and Interim Chief Financial Officer. The Agreement provides that in the event the Company terminates Ms. Colvin’s employment without Cause or Ms. Colvin terminates her employment for Good Reason, Ms. Colvin will be entitled to a cash severance payment equal to one-half of her annualized base salary at the highest rate in effect at any time in the one year preceding the termination, and the Company will pay Ms. Colvin’s COBRA premiums for a period of six months from the date of termination. In the event such a termination of employment occurs upon or at any time following a Change in Control, the cash severance payment will equal one times such annualized base pay and the period of Company-paid COBRA will be twelve months. The Company’s obligation to provide the foregoing severance benefits is subject to Ms. Colvin providing the Company with a general release of legal claims in favor of the Company.

The summary of the Agreement set forth above is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement, dated as of July 2, 2008, between Napster, Inc. and Suzanne M. Colvin.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAPSTER, INC.
(Registrant)

		By:	/s/ Aileen Atkins
Date:	July 2, 2008		Aileen Atkins
Secretary